Exhibit 4.83

AMENDMENT NO. 9 TO

SECURITIES PURCHASE AND LOAN AGREEMENT

This Amendment No. 9 to Securities Purchase and Loan Agreement (this “Agreement”) is made as of the 12th day of August, 2010 by and among NATIONAL INVESTMENT MANAGERS INC., a Florida corporation (the “Company”), each of the guarantors identified as such on the signature pages hereto (each a “Guarantor,” and collectively, the “Guarantors”), WOODSIDE CAPITAL PARTNERS IV, LLC (“Woodside IV”), WOODSIDE CAPITAL PARTNERS IV QP, LLC (“Woodside IV QP”), WOODSIDE CAPITAL PARTNERS V, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brothers Commercial Bank) (“Woodside V”), WOODSIDE CAPITAL PARTNERS V QP, LLC, as assignee of Woodlands Commercial Bank (f/k/a Lehman Brother Commercial Bank) (“Woodside V QP”, and together with Woodside IV, Woodside IV QP, and Woodside V, the “Holders”) and WOODSIDE AGENCY SERVICES, LLC as collateral agent for the Holders (the “Collateral Agent”).

RECITALS

WHEREAS, the Company, the Holders and the Collateral Agent are parties to that certain Securities Purchase and Loan Agreement, dated November 30, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”).  Capitalized terms used but not defined herein shall have the same meanings herein as in the Securities Purchase Agreement.

WHEREAS, the Company has requested that the Holders convert the 6% per annum cash interest payments under the Securities Purchase Agreement (commencing with the cash interest payment due on July 1, 2010) to paid-in-kind interest so that the Company will have cash on hand to make (a) payments under, and in accordance with, its key employee retention plan (the “KERP”), (b) payments to the Company’s lead director (the “Lead Director Payments”), and (c) the Additional Recapitalization Payments (as defined below).

WHEREAS, subject to the terms and conditions contained herein, the Holders are willing to convert the 6% per annum cash interest payments under the Securities Purchase Agreement (commencing with the cash interest payment due on July 1, 2010) to paid-in-kind interest so that the Company will have cash on hand to make (a) KERP payments, (b) Lead Director Payments and (c) Additional Recapitalization Payments.

NOW, THEREFORE, with the foregoing Recitals incorporated by reference and made a part hereof, in consideration of the mutual agreements contained in the Financing Agreements and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Conversion of Interest.

(a) Notwithstanding anything to the contrary contained in Section 3.5 of the Securities Purchase Agreement, and so long as (i) any cash savings resulting from the conversion described below are applied by the Company to make KERP payments, Lead Director Payments and Additional Recapitalization Payments in accordance with the revised rolling monthly cash flow projection through January 2, 2011 (the “Budget”) attached hereto as Schedule 1 and approved by the Holders in accordance with Section 6(a)(ii)(C) of Amendment No. 8 to Securities Purchase and Loan Agreement, dated as of April 26, 2010 (“Amendment No. 8”) among the parties hereto, (ii) the total amount of KERP payments to all members of management of the Company shall not exceed $20,000 for any month, and (iii) the total amount of Lead Director Payments shall not exceed $35,000 for any month, the 6% per annum cash interest payments under the Securities Purchase Agreement (commencing with the cash interest payment due and payable on July 1, 2010) (the “Converted Interest Amount”) shall not be payable in cash, but shall instead be compounded monthly by adding the Converted Interest Amount to the principal amount of the Notes and shall be due and payable, in cash, at the earliest of (x) the dates set forth in clause (b), (c) or (d) below, (y) the Maturity Date and (z) on the date of any repayment or prepayment of the Notes (with respect to the portion of such Notes so repaid or prepaid).

Exhibit 4.83

(b) In the event that the Company fails to pay in full the total amount of KERP payments, the Lead Director Payments and the Additional Recapitalization Payments (the “Total Amount”) in accordance with the Budget on or prior to the last day of any calendar month (or with respect to the month of July, on or prior to August 13, 2010), then the Company shall, on the last day of such calendar month (or with respect to the month of July, August 13, 2010), pay to the Holders in cash (notwithstanding clause (a) above) an amount equal to the difference between the Total Amount and the actual amount of KERP payments, Lead Director Payments and Additional Recapitalization Payments made for such month, which amount shall be applied to any cash interest payment due on the first day of such month (or with respect to the payments to be made on or prior to August 13 for the month of July, July 1, 2010) pursuant to Section 3.5 of the Securities Purchase Agreement (without giving effect to clause (a) above).

(c) In the event that any Default or Event of Default (other than the Identified Events of Default, as such term is defined in Amendment No. 8) shall have occurred or any Termination Event (as defined in Amendment No. 8) shall have occurred, then, in each case, the Company shall on the first day of each calendar month occurring after such Default, Event of Default or Termination Event, pay to the Holders in cash the 6% per annum cash interest payment pursuant to Section 3.5 of the Securities Purchase Agreement (without giving effect to clause (a) above).

(d) On November 5, 2010, December 3, 2010 and January 7, 2011, the Company shall pay to the Holders in cash an amount equal to the amount by which the Company’s actual net cumulative cash position (total receipts less disbursements) exceeds $500,000 plus the amount set forth in Budget as of such date (provided that such payment shall not exceed the sum of the amounts described in clauses (i) and (ii) of this paragraph (d)), which cash amount shall be applied (i) first, to any cash interest payment due on the first day of such month pursuant to Section 3.5 of the Securities Purchase Agreement (without giving effect to clause (a) above) and (ii) second, to any prior Converted Interest Amounts until such amounts are paid in full.

2. Expanded Role of Advisor; Additional Recapitalization Payments.  The Holders hereby consent to the Company engaging its advisor, Carl Marks Advisory Group LLC (or such other advisor reasonably acceptable to the Holders), on expanded terms to assist in an additional review of the Company’s financial and operational systems and reporting so long as (a) the additional payments due and payable to Carl Marks Advisory Group LLC (or such other advisor reasonably acceptable to the Holders) for such expanded services shall not exceed $12,000 per month (the “Additional Advisor Payments”) and (b) all other terms, arrangements and conditions to such expanded services shall be reasonably satisfactory to the Holders.  For purposes of this Agreement, “Additional Recapitalization Payments” shall mean the sum of the Additional Advisor Payments and any additional recapitalization expenses of the Company set forth in the Budget, including field incentive plans.

Exhibit 4.83

3. Increase in Interest Rate.  Notwithstanding anything to the contrary contained in Section 3.5 of the Securities Purchase Agreement, the interest rate otherwise applicable to the unpaid principal amount of the Notes outstanding from time to time shall increase by (a) 2% per annum on October 1, 2010 and (b) an additional 1% per annum on January 1, 2011 (the “Additional PIK Interest”).  The Additional PIK Interest shall be compounded monthly by adding the Additional PIK Interest to the principal amount of the Notes and shall be due and payable, in cash, at the Maturity Date and on the date of any repayment or prepayment of the Notes (with respect to the portion of such Notes so repaid or prepaid).  Notwithstanding anything contained to the contrary in this Section 3, (a) in the event that all Obligations are paid in full in cash on or prior to the Maturity Date, the Additional PIK Interest shall be waived and forgiven and (b) during the Forbearance Period (as defined in Amendment No. 8) only, with respect to any month, if the outstanding balance of the Converted Interest Amount is zero for at least 22 days of such month, then the applicable per annum Additional PIK Interest rate shall be reduced by fifty percent (50%) for such month.

4. Confirmation of Indebtedness; Ratification of Loan Documents.

(a) The Company hereby agrees and acknowledges that:

(i) as of the date hereof, the Company is indebted to the Holders for (a) indebtedness to the Holders in connection with the Financing Agreements in an aggregate outstanding principal amount equal to $14,133,859.61, plus accrued and unpaid interest thereon, as provided in the Financing Agreements; and (b) for all accrued and unpaid fees and expenses of the Collateral Agent and the Holders (including, but not limited to, reasonable fees and disbursements of counsel to the Collateral Agent) and all other Obligations under the Financing Agreements (including, without limitation, any amounts the Company is obligated to pay the Holders or the Collateral Agent, for the pro rata account of each Holder, pursuant to the terms of this Agreement;

(ii) as of the date hereof, (A) there exists no defense to the repayment by the Company of the Obligations, and (B) the Company does not have any Claim (as defined below) against the Collateral Agent or any Holder in respect of any matter relating to or arising under this Agreement or any of the Financing Agreements or any of the transactions contemplated hereby or thereby;

(iii) the Company remains obligated to pay all principal, interest, fees and other amounts owing to the Collateral Agent and the Holders under and in respect of the Financing Agreements when due and payable in accordance with the terms thereof; and

Exhibit 4.83

(iv) the liens and security interests granted in favor of the Collateral Agent for the benefit of the Holders under the terms of the Financing Agreements secure payment of the Obligations and all other obligations under the Financing Agreements, are perfected, effective, enforceable and valid and that such liens and security interests are, in each case, junior only to the Senior Liens (as defined in the Intercreditor Agreement) pursuant to the terms of the Intercreditor Agreement, except to the extent otherwise expressly permitted by the Securities Purchase Agreement or the other Financing Agreements.

(b) The Company hereby (i) ratifies, confirms, and approves each of the terms and conditions, and its liabilities and obligations under, each of the Financing Agreements (ii) for the avoidance of doubt grants to the Collateral Agent, for the benefit of the Holders, a continuing security interest in and lien on the Collateral as security for the performance of the Company’s obligations under the Financing Agreements and (iii) acknowledges and agrees that its liabilities and obligations under the Securities Purchase Agreement and the other Financing Agreements are owing without offset, defense or counterclaim.  The Company further acknowledges and agrees that except as specifically modified by this Agreement, (1) all terms and conditions of the Securities Purchase Agreement and the other Financing Agreements shall be unaffected hereby and shall remain in full force and effect (including, without limitation, all terms, conditions, agreements and covenants contained in Amendment No. 8 (including, without limitation, Section 6(c) of Amendment No. 8)) and nothing herein shall derogate from the existing obligations, agreements and requirements set forth in the Securities Purchase Agreement and the other Financing Agreements and (2) it shall continue to make all payments required under the Securities Purchase Agreement when due, except to the extent that any such payments shall be prohibited pursuant to the terms of the Intercreditor Agreement.

(c) Without limiting any other provision of this Agreement, the Company acknowledges and agrees that the Holders are entering into this Agreement in reliance upon, among other things, all other agreements and representations of the Company, including, without limitation, those agreements and representations of the Company set forth in the Financing Agreements and the agreements, acknowledgements, ratifications and provisions set forth in this Section 4.

5. No Present Claims; Release.  The Company and each Guarantor acknowledges and agrees that: (a) it does not have any claim or cause of action against the Collateral Agent or any of the Holders (or any of their respective predecessors, directors, officers, employees, agents, affiliates or attorneys); (b) it does not have any offset right, counterclaim or defense of any kind against the Obligations or any portion thereof; and (c) the Collateral Agent and the Holders have heretofore properly performed and satisfied in a timely manner all of their respective obligations and commitments to the Company.  The Collateral Agent and the Holders wish (and the Company and Guarantors agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the rights, interests, security and/or remedies of the Collateral Agent, on behalf of the Holders, or the Holders.  For and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Company and each Guarantor unconditionally and irrevocably releases, waives and forever discharges the Collateral Agent and the Holders, together with their respective predecessors, successors, assigns, subsidiaries, affiliates, agents and attorneys (collectively, the “Released Parties”), from the following (each a “Claim”): (x) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Released Parties to the Company or the Guarantors which existed, arose or occurred at any time from the beginning of the world to the execution of this Agreement, and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), which the Company or any Guarantor might otherwise have against the Released Parties, or any of them, in either case (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind which existed, arose or occurred at any time from the beginning of the world to the execution of this Agreement.

Exhibit 4.83

6. Representations and Warranties.  The Company hereby represents and warrants to the Holders that:

(a) the execution, delivery, and performance of this Agreement, the Securities Purchase Agreement and the other Financing Agreements are within the Company’s corporate powers and have been duly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by the Company and constitutes, and each of the other previously executed Financing Agreements to which the Company is a party constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms;

(b) all financial information delivered by the Company to the Collateral Agent, for the benefit of the Holders, or the Holders fairly presents in all material respects the financial position of the Company as at the dates thereof and the results of operations and cash flows of the Company for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes;

(c) the Company has read and fully understands each of the terms and conditions of this Agreement and is entering into this Agreement freely and voluntarily, without duress, after having had an opportunity for consultation with independent counsel of its own selection and not in reliance upon any representations, warranties or agreements made by the Collateral Agent or the Holders and not set forth in this Agreement;

(d) each of the representations and warranties in the Securities Purchase Agreement (as amended hereby), as updated by Schedules thereto previously delivered to the Holders, and each of the other Financing Agreements (other than the representations and warranties set forth in Sections 4.5 and 4.8 of the Securities Purchase Agreement) remain true, complete and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly relate solely to an earlier date);

(e) after giving effect to Section 1(a) of this Amendment, no Default or Event of Default (other than the Identified Events of Default, as such term is defined in Amendment No. 8) has occurred and is continuing and no Default or Event of Default shall occur or result from the consummation of this Agreement and the transactions contemplated hereby; and

(f) after giving effect to Section 1(a) of this Amendment, no Termination Event (as defined in Amendment No. 8) has occurred.

Exhibit 4.83

7. Conditions Precedent.  The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this Agreement:

(a) The Holders shall have received this Agreement fully executed by each of the parties hereto;

(b) The Holders shall have received the KERP, in form and substance satisfactory to the Holders;

(c) The Holders shall have received the Budget, in form and substance satisfactory to the Holders;

(d) The Holders shall have received a copy of a fully executed consent to this Agreement from the Senior Creditor;

(e) The Holders shall have received a copy of a fully executed amendment to the Intercreditor Agreement, executed by the Holders, the Collateral Agent and the Senior Creditor;

(f) The Holders shall have received evidence that all corporate action (including, without limitation, board resolutions) has been taken by the Company to approve this Agreement;

(g) The Collateral Agent shall have received payment in full of any costs and expenses (including, without limitation, the fees of Morgan, Lewis & Bockius LLP, its legal counsel) incurred by the Collateral Agent in connection with the Financing Agreements and this Agreement;

(h) The representations and warranties set forth in this Agreement, the Securities Purchase Agreement, as updated by Schedules thereto previously delivered to the Lender, and each of the other Financing Agreements (other than the representations and warranties set forth in Sections 4.5 and 4.8 of the Securities Purchase Agreement) shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations and warranties expressly relate solely to an earlier date);

(i) After giving effect to Section 1(a) of this Amendment, no Default or Event of Default (other than the Identified Events of Default, as such term is defined in Amendment No. 8) shall have occurred and be continuing on the date hereof, nor shall any Default or Event of Default result from the consummation of the transactions contemplated herein;

(j) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any court or other governmental authority against the Company, the Collateral Agent or any Holder; and

(k) After giving effect to Section 1(a) of this Amendment, no Termination Event (as defined in Amendment No. 8) shall have occurred.

Exhibit 4.83

The date upon which the last of the foregoing events shall have occurred shall be referred to as the “Effective Date.”

8. Control.  The Company acknowledges and agrees that the Collateral Agent and the Holders have not exerted any measure of control over the Company, its business or any property (real and/or personal) of the Company, nor does the business plan of the Company relating to the agreements herein provide for or contemplate any of the aforementioned measures of control.  As such, the Company acknowledges and agrees that the Collateral Agent and the Holders have not taken, nor does said plan provide for or contemplate the Collateral Agent or any of the Holders taking, any action that would make the Collateral Agent or any of the Holders an “insider” or a “joint venture partner” of the Company.

9. Business Purpose; Compliance With Usury Laws.  The Company represents and warrants to the Holders that the extensions of credit made under the Securities Purchase Agreement (the “Loans”) are made solely for business purposes.  All agreements between the Company, the Collateral Agent and the Holders are hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced by the Financing Agreements or otherwise, shall the amount paid or agreed to be paid to the Holders for the use or the forbearance of the indebtedness evidenced by the Financing Agreements exceed the maximum rate of interest permissible under applicable law.  As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then such indebtedness shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Company, the Collateral Agent and each of the Holders in the execution and delivery of this Agreement to contract in strict compliance with the laws that are applicable to the Loans as set forth in the Financing Agreements from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Financing Agreements at the time performance of such provision shall be due, shall exceed the limits prescribed by such applicable law, then the obligation to be fulfilled shall automatically be reduced to such applicable limit, and if under or from any circumstances whatsoever any of the Holders should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.

10. Assignment.  The Company may not assign, delegate or transfer this Agreement or any of its rights or obligations hereunder any delegation, transfer or assignment in violation hereof shall be null and void.  No rights are intended to be created under this Agreement for the benefit of any third party donee, creditor or incidental beneficiary of the Company or any other person or entity other than the Holders.  Each Holder’s ability to assign, sell or transfer all of any part of this Agreement shall be governed by the Securities Purchase Agreement.  The Company hereby agrees that, upon receiving notice information for said assignee, the Company shall deliver to said assignee any and all notices and reports to said assignee that the Company is required to provide to the Collateral Agent or the Holders under the Financing Agreements.

11. Entire Agreement; Amendments and Waivers.  There are no other understandings, express or implied, between the Collateral Agent, the Holders, the Company or Guarantor regarding the subject matter hereof.  This Agreement may not be amended or modified, and no provision of this Agreement may be waived, orally but only by a written agreement executed and approved in accordance with Section 19 of the Securities Purchase Agreement.

Exhibit 4.83

12. Choice of Law.  The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of laws principles.

13. Construction.  This Agreement constitutes a Financing Agreement.  Upon and after the Effective Date, each reference in the Securities Purchase Agreement to “this Agreement,” “hereunder,” “herein,” “hereof” or words of like import referring to the Securities Purchase Agreement, and each reference in the other Financing Agreements to “the Securities Purchase Agreement,” “thereunder,” “therein,” “thereof,” or words of like import referring to the Securities Purchase Agreement, shall mean and be a reference to the Securities Purchase Agreement as amended hereby.

14. Counterparts; Delivery by Facsimile or Electronic Mail.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or electronic mail also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

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Exhibit 4.83

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

NATIONAL INVESTMENT MANAGERS, INC.

By:_/s/ Steven J. Ross______________________
Name: Steven J. Ross
Title: CEO

Exhibit 4.83

WOODSIDE CAPITAL PARTNERS IV, LLC, as a Holder

By:    Woodside Opportunity Partners, LLC, its Manager
By:    Woodside Capital Management, LLC, its Manager

By: /s/ Daphne Firth
Name: Daphne Firth
Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS IV QP, LLC, as a Holder

By:    Woodside Opportunity Partners, LLC, its Manager
By:    Woodside Capital Management, LLC, its Manager

By: /s/ Daphne Firth
Name: Daphne Firth
Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS V, LLC, as a Holder

By:	Woodside Opportunity Partners II, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By: /s/ Daphne Firth
 Name: Daphne Firth
 Title: Executive Vice President

WOODSIDE CAPITAL PARTNERS V QP, LLC, as a Holder

By:	Woodside Opportunity Partners II, LLC, its Manager
By:	Woodside Capital Management, LLC, its Manager

By: /s/ Daphne Firth
 Name: Daphne Firth
 Title: Executive Vice President

WOODSIDE AGENCY SERVICES, LLC, as Collateral Agent

By:       Woodside Capital Management, LLC, its Manager

By: /s/ Daphne Firth
 Name: Daphne Firth
 Title: Executive Vice President

Exhibit 4.83

Guarantors’ Acknowledgement

Each of the undersigned Guarantors hereby (a) acknowledges and consents to the foregoing Agreement and the Company’s execution thereof; (b) joins the foregoing Agreement; (c) ratifies and confirms all of their respective obligations and liabilities under the Financing Agreements to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the Obligations under the Securities Purchase Agreement and other Financing Agreements; (d) acknowledges and confirms that the liens and security interests granted pursuant to the Security Documents are and continue to be valid and perfected liens and security interests, junior in priority only to the liens and security interests of the Senior Creditor pursuant to the Intercreditor Agreement, that secure all of the Obligations on and after the date hereof; and (e) acknowledges, affirms and agrees that, as of the date hereof, such Guarantor does not have any defense, claim, cause of action, counterclaim, offset or right of recoupment of any kind or nature against any of their respective obligations, indebtedness or liabilities to the Collateral Agent or any Holder.

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Exhibit 4.83

ABR ADVISORS, INC.
ALAN N. KANTER & ASSOCIATES, INC.
ALASKA PENSION SERVICES, LTD.
ASSET PRESERVATION CORP.
BENEFIT DYNAMICS, INC.
BENEFIT MANAGEMENT INC.
BPI/PPA, INC.
CALIFORNIA INVESTMENT ANNUITY SALES, INC.
CIRCLE PENSION, INC.
COMPLETE INVESTMENT MANAGEMENT, INC. OFPHILADELPHIA
HADDON STRATEGIC ALLIANCES, INC.
LAMORIELLO & CO., INC.
NATIONAL ACTUARIAL PENSIONSERVICES, INC.
NATIONAL ASSOCIATES, INC., N.W.
PENSION ADMINISTRATION SERVICES,INC.
PENSION TECHNICAL SERVICES, INC.(d/b/a REPTECH CORP.)
PENTEC, INC.
PENTEC CAPITAL MANAGEMENT, INC.
SOUTHEASTERN PENSION SERVICES,INC.
STEPHEN H. ROSEN & ASSOCIATES, INC.
THE PENSION ALLIANCE, INC.
THE PENSION GROUP, INC.
VEBA ADMINISTRATORS, INC.
VALLEY FORGE ENTERPRISES, LTD.
V.F. ASSOCIATES, INC.
VF INVESTMENT SERVICES CORP.
VALLEY FORGE CONSULTINGCORPORATION

By:/s/ Steven J. Ross
Name: Steven J. Ross
Title:  CEO